Exhibit 10.1

Execution Version

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into on the 9th day of September, 2014, by and between Triangle Petroleum Corporation, a Delaware corporation (the “Company”), and Justin J. Bliffen (“Employee”).

W I T N E S S E T H :

WHEREAS, Employee is currently employed as the Chief Financial Officer of the Company; and

WHEREAS, the Company and Employee entered into an Employment Agreement with the Company dated as of May 1, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend and restate the Employment Agreement effective as of the date hereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree to further amend and restate the Employment Agreement as follows:

Section 1.                                          Definitions

(a)                     “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 8 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) any allowance payable to Employee by the Company, in accordance with written Company policy.

(b)                     “Agreement” shall have the meaning set forth in the preamble hereto.

(c)                      “Automobile Allowance” shall have the meaning set forth in Section 4(h) below.

(d)                     “Base Salary” shall mean the salary provided for in Section 4 below or any increased salary granted to Employee pursuant to Section 4 below.

(e)                      “Board” shall mean the Board of Directors of the Company.

(f)                       “Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is or could reasonably be expected to be materially injurious to the Company or any other member of the Company Group, (ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities, (iii) misappropriation by Employee of any assets of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed by Employee, or at his direction, (v) Employee’s conviction of, or pleading “guilty” or “ no contest” to a felony under United States state or federal law, or (vi) at any time following the execution of this Agreement there shall be two (2) or more occurrences of the Company either (x) filing its Form 10-Q or Form 10-K with the United States Securities and Exchange Commission (“SEC”) beyond the period proscribed in such form, or (y) the Company’s Board of Directors or an authorized committee thereof concluding that any previously issued financial statements should no longer be relied upon because of an error in such financial statements.  For the avoidance of doubt, the filing date of a Form 10-Q or Form 10-K shall be the date referenced as the “Filing Date” for such report on the SEC’s EDGAR website, the filing by the Company of a notification of inability to timely file pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended, shall not cure a violation of (x) above, and the simultaneous restatement of previously issued financial statements for multiple periods shall only count as one (1) violation of (y) above.

(g)                      “Change of Control” shall mean the first to occur of any of the following, but only if such event constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code:

(i)             any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)          during any period of one (1) year, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(iii)       (A) the sale or disposition of all or substantially all the Company’s assets, or (B) a merger, consolidation, or reorganization of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(h)                     “Change of Control Severance Term” shall mean the twelve (12) month period following Employee’s termination pursuant to Section 9(h) below.

(i)                         “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)                        “Common Shares” shall mean any and all shares, deferred share units and other equity-based awards (including, without limitation, stock options) granted to Employee from time to time.

(k)                     “Company” shall have the meaning set forth in the preamble hereto.

(l)                         “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(m)                 “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(n)                     “Covered Compensation” shall mean compensation paid or payable to Employee pursuant to this Agreement as Base Salary, STI Award, LTI Award, Special Bonus, Automobile Allowance and any other allowances paid.

(o)                     “Disability” shall mean any physical or mental disability or infirmity of the Employee that has prevented the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(p)                     “Dispute” shall have the meaning set forth in Section 16 below.

(q)                     “Employee” shall have the meaning set forth in the preamble hereto.

(r)                        “Good Reason” shall mean, without Employee’s consent, (i) a diminution in Employee’s title, duties, or responsibilities, (ii) a reduction in the Covered Compensation, (iii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company hereunder, (iv) the relocation of Employee’s principal place of employment to a country other than the United States, or (v) failure of the Company to obtain a written agreement from any successor or assign of the Company to assume the obligations of the Company under this Agreement upon a Change of Control.

(s)                       “LTI Award” shall have the meaning set forth in Section 4(f) below.

(t)                        “Option Agreement” shall have the meaning set forth in Section 4(e) below.

(u)                     “Options” shall have the meaning set forth in Section 4(e) below.

(v)                     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(w)                   “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers Employee the release contemplated in Section 9(i) below, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(x)                     “RSU Agreement” shall have the meaning set forth in Section 4(d) below.

(y)                     “RSUs” shall have the meaning set forth in Section 4(d) below.

(z)                      “SEC” shall mean the United States Securities and Exchange Commission.

(aa)              “Severance Term” shall mean the twelve (12) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason.

(bb)              “Special Bonus” shall have the meaning set forth in Section 4(g) below.

(cc)                “STI Award” shall have the meaning set forth in Section 4(c) below.

(dd)              “Tax Gross-Up” shall have the meaning set forth in Section 9(d)(vi) below.

(ee)                “Taxable Cost” shall have the meaning set forth in Section 9(d)(vi) below.

(ff)                  “Term of Employment” shall mean the period specified in Section 2 below.

Section 2.                                          Acceptance and Term of Employment

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein.  The “Term of Employment” shall mean the period commencing on September 9, 2014 and, unless terminated sooner as provided in Section 9 hereof, continuing for a period of three (3) years from September 9, 2014; provided, however, that the Term of Employment shall be extended automatically at the end of the initial three (3) year term for a one (1) year term and thereafter for successive one (1) year terms if neither the Company nor Employee has advised the other in writing in accordance with Section 17 at least ninety (90) days prior to the end of the then current term that such term will not be extended for an additional one (1) year term.

Section 3.                                          Position, Duties, and Responsibilities; Place of Performance

(a)                     During the Term of Employment, Employee shall be employed and serve as the Chief Financial Officer (the “CFO”) of the Company and shall have such duties and responsibilities as are commensurate with such title.  Employee shall report to the Board and shall carry out and perform all orders, directions and policies given to him by the Board consistent with his position and title.

(b)                     Employee shall devote his best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that (x) interferes with Employee’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and receiving compensation for other business activities, including asset management and investment activities, which do not constitute prohibited activities as set out in clause (x), and (iii) from managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4.                                          Compensation

During the Term of Employment, Employee shall be entitled to the following compensation:

(a)                     Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than USD $350,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b)                     Inducement Bonus.  In connection with his entry into this Agreement, Employee shall be eligible to receive a cash inducement bonus in the aggregate amount of $400,000 (the “Inducement Bonus”), one-quarter ($100,000) of which shall be payable on the date hereof and the remainder of which shall vest and be payable in three equal installments on each of October 31, 2014, January 31, 2015, and April 30, 2015 (each, an “Inducement Bonus Vesting Date”); provided, subject to Section 9, that Employee remains continuously employed with the Company or one of its affiliates through the applicable Inducement Bonus Vesting Date.  Unless paid earlier pursuant to Section 9, each installment of the Inducement Bonus will be paid no later than five business days following the occurrence of the applicable Inducement Bonus Vesting Date.

(c)                      Short-Term Incentive Awards.  In his capacity as CFO of the Company, Employee shall be eligible for an annual short-term incentive award determined by the Compensation Committee in respect of each fiscal year (or partial fiscal year) during the Term of Employment (the “STI Award”) in accordance with this Section 4(c).  The intended target STI Award shall be up to 100% of Base Salary, and shall be tied directly to performance.  The STI Award shall be paid as soon as practicable following the last day of the fiscal year to which the STI Award relates, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year.

(d)                     Restricted Stock Unit Grant.  Effective as of the date hereof, the Company shall grant to Employee 300,000 Restricted Stock Units (the “RSUs”), which shall be granted pursuant to the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “RSU Agreement”).  The RSUs shall vest at the times and in the manner set forth in the RSU Agreement.

(e)                      Stock Option Grant.  Effective as of the date hereof, the Company shall grant to Employee options (the “Options”) to purchase an aggregate of 700,000 shares of the Company’s common stock (“Common Stock”), which shall be granted pursuant to the Stock Option Agreement attached hereto as Exhibit B (the “Option Agreement”).  Subject to adjustment in connection with the terms of the Option Agreement and provided that no Option shall have an exercise price less than the Fair Market Value (as defined in the Option Agreement) of a share of the Company’s common stock on the date such Option is granted, the Options shall be granted with the following exercise prices:

Number of Shares of Common Stock subject to Option	Exercise Price per Share of Common Stock
233,333	$12.00
233,333	$14.00
233,334	$16.00

The Options shall be exercisable at the times and in the manner set forth in the Option Agreement.

(f)                       Long-Term Incentive Awards.  During the initial three (3) year Term of Employment, Employee shall not be eligible for an annual long-term incentive award.  During any subsequent extension period during the Term of Employment, Employee shall be eligible for an annual long-term incentive award as may be determined by the Compensation Committee in respect of each fiscal year (or partial fiscal year) (the “LTI Award”), which may be awarded in the form of Common Shares.  For the avoidance of doubt, Employee will be not be eligible for a LTI Award for service during the Company’s fiscal year 2015 prior to execution of this Agreement.

(g)                      Special Bonus.  Employee shall be eligible to receive bonuses (each a “Special Bonus”) in addition to the compensation set forth above if, in the determination of the Board, the Company achieves a significant operational or financial milestone in any fiscal year during the Term of Employment.  Any such Special Bonus shall be deemed earned on the date of payment and shall be paid within 60 days following the fiscal year in which the applicable milestone occurred.

(h)                     Automobile Allowance.  During the Term of Employment, Employee shall be paid a monthly automobile allowance in the gross amount of $800 (the “Automobile Allowance”), payable in bi-weekly installments, subject to applicable withholding.

Section 5.                                          Employee Benefits

(a)                     General.  During the Term of Employment, Employee shall be entitled to participate in health insurance and other benefits made available to other senior executives of the Company.

(b)                     Vacation, Leave and Time Off.  During each calendar year of the Term of Employment, Employee shall be eligible for twenty-five (25) days paid vacation or leave, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company.

Section 6.                                          Lock-Up Agreement

Concurrent with the entry into this Agreement, Employee has entered into a Lock-up Agreement in the form set forth as Exhibit C.

Section 7.                                          Key-Man Insurance

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine.  All premiums payable thereon shall be the obligation of the Company.  Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 8.                                          Reimbursement of Business Expenses

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

Section 9.                                          Termination of Employment

(a)                                                         General.  The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest occurrence pursuant to Sections 9(b) through 9(h) hereunder.  Except as otherwise provided herein, all payments under this Section 9 shall occur within fifteen (15) days following the termination date.

(b)                     Termination Due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)             the Accrued Obligations; and

(ii)          any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and any STI Award that would have been payable with respect to the year of termination in the absence of the Employee’s death or Disability, pro-rated for the period the Employee worked prior to his death or Disability, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs; and

(iii)       irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Shares previously awarded to the Employee irrespective of type of award;

(iv)      payment of any unpaid portion of the Inducement Bonus (whether vested or unvested), which shall be paid no later than five business days following the date of the termination of Employee’s employment; and

(v)         the rights to the same compensation and benefits as provided in Section 9(d) below, in lieu of clauses (i) through (iv), if the termination of Employee’s employment is by reason of death or Disability while the Employee is traveling on official Company business.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 9(b) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)                                                          Termination by the Company for Cause.

(i)             The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause of termination relying on clause (i), (ii) or (iii) of the definition of Cause set forth in Section 1(f) hereof, to the extent such act or acts are curable, Employee shall be given not less than twenty (20) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such twenty (20) day notice period unless Employee has substantially cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)          In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to (a) the Accrued Obligations and (b) payment of any unpaid portion of the Inducement Bonus (whether vested or unvested), which shall be paid no later than five business days following the date of the termination of Employee’s employment.  Any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.  Following such termination of Employee’s employment for Cause, except as set forth in this Section 9(c) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)                                                         Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)             the Accrued Obligations; and

(ii)          any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(iii)       the target STI Award for the year in which termination occurs, pro-rated for the period the Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs; and

(iv)      irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Shares previously awarded to the Employee irrespective of type of award; and

(v)         payment of any unpaid portion of the Inducement Bonus (whether vested or unvested), which shall be paid no later than five business days following the date of the termination of Employee’s employment

(vi)      continuation of payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, but commencing on the first payroll date following the date that is sixty (60) days following the termination date, which first payment shall include payments relating to such initial sixty (60) day period; and

(vii)   continuation, during the Severance Term, of the health benefits provided to Employee and his covered dependents under the Company’s health plans, it being understood and agreed that the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term; provided, however, that as a condition of the Company’s providing the continuation of health benefits described herein, the Company may require Employee to elect continuation coverage under COBRA.  Notwithstanding the foregoing, if such health benefits are provided to employees of the Company generally through a self-insured arrangement, and Employee qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Code), (1) such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the self-insured plan less any portion required to be paid by Employee (the “Taxable Cost”), and, as such, Employee’s W-2 shall include the after-tax value of the Taxable Cost for each month during the applicable benefit continuation period, and (2) on the last payroll date of each calendar month during which any health benefits are provided pursuant to this Section 9(d)(vii), Employee shall receive an additional payment, such that, after payment by the Employee of all federal, state, local and employment taxes imposed on Employee as a result of the inclusion of the portion of the Taxable Cost in income during such calendar month, Employee retains (or has had paid to the Internal Revenue Service on his behalf) an amount equal to such taxes as Employee is required to pay as a result of the inclusion of the Taxable Cost in income during such calendar month (the “Tax Gross-Up”).  In no event shall the Tax Gross-Up be paid to Employee later than the end of the taxable year following the taxable year in which such taxes are paid.  Furthermore, no continuation of coverage shall be provided except as required by applicable law, to the extent it results in adverse tax consequences to the Company under Section 4980D of the Code.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 9(d) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)                      Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company twenty (20) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason.  During such twenty (20) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause (other than payment of the unpaid portion of the Inducement Bonus pursuant to Section 9(d)(v)), subject to the same conditions on payment and benefits as described in Section 9(d) above.  Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 9(e) or as provided for in Exhibit A or Exhibit B,

Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)                       Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by Employee under this Section 9(f), except as provided in Section 9(h), Employee shall be entitled only to the Accrued Obligations, and any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.  In the event of termination of Employee’s employment under this Section 9(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 9(f) or Section 9(h) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)                      Non-Extension of the Term of Employment.  Employee’s employment hereunder shall terminate upon the close of business of the last day of the then current term if either the Company or Employee gives timely notice of its intention not to extend the then current term of employment, as provided in Section 2.  Upon such termination of the Term of Employment, Employee shall be entitled to:

(i)             the Accrued Obligations; and

(ii)          any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and

In the event that Employee’s employment hereunder is terminated by reason of the Company giving notice of its intention not to extend any Term of Employment under Section 2, in addition to the above, Employee shall be entitled to the following benefits:

(iii)       any STI Award that would have been payable with respect to the year of termination in the absence of the Employee’s termination, pro-rated for the period the Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 21/2 months following the last day of the fiscal year in which such termination occurred; and

(iv)      irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Shares previously awarded to the Employee; and

(v)         continuation of payment of Base Salary for a period of twelve (12) months, payable in accordance with the Company’s regular payroll practices, but commencing on the first payroll date following the date that is sixty

(60) days following the termination date, which first payment shall include payments relating to such initial sixty (60) day period; and

(vi)      continuation, for a period of twelve (12) months, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, subject to the terms and conditions set forth in Section 9(d)(vii) above.

Following such termination of Employee’s employment pursuant to Section 2, except as set forth in this Section 9(g) or provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.  In the event that Employee’s employment hereunder is terminated by reason of the Employee giving notice of his intention not to extend any Term of Employment under Section 2, then any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.

(h)                     Termination Following Change of Control.  If, upon a Change of Control of the Company or during the one (1) year period following such Change of Control, Employee is terminated by the Company without Cause or Employee terminates his employment with or without Good Reason, in lieu of the benefits payable pursuant to Sections 9(d) or 9(e) or 9(f) hereof, as applicable, Employee shall be entitled to:

(i)             the Accrued Obligations; and

(ii)          any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(iii)       the target STI Award for the year in which termination occurs, pro-rated for the period the Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs; and

(iv)      a lump-sum cash payment equal to two and one-half (2.5) times Base Salary, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(v)         irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Shares previously awarded to the Employee irrespective of type of award; and

(vi)      payment of any unpaid portion of the Inducement Bonus (whether vested or unvested), which shall be paid no later than five business days following the date of the termination of Employee’s employment; and

(vii)   continuation, during the Change of Control Severance

Term, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, subject to the terms and conditions set forth in Section 9(d)(vi) above.

Following such termination of Employee’s employment following a Change of Control, except as set forth in this Section 9(h) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(i)                                                             Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 9 (other than the Accrued Obligations and Inducement Bonus and those amounts and benefits set forth in Exhibit A and Exhibit B), Employee shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company Group in such form as is reasonably required by the Company, and any revocation periods contained in such release shall have expired.  To the extent that the Company requires execution of such release, the Company shall deliver such release to Employee within five (5) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release prior to the expiration of such five (5) business day period shall constitute a waiver of any requirement to execute such release.

Section 10.                                   Representations and Warranties of Employee

Employee represents and warrants to the Company that:

(a)                     Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)                     Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)                      in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11.                                   Taxes

(a)                     Withholding.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law.  Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.                                   Set Off; Mitigation

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of any amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.  Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 9(d)(vii) hereof regarding health benefits, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13.                                   Successors and Assigns; No Third-Party Beneficiaries

(a)                     The Company.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent; provided, however, that in the event of the merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, the consent of Employee shall not be required in connection therewith.

(b)                     Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c)                      No Third-Party Beneficiaries.  Except as otherwise set forth in Section 9(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 14.                                   Waiver and Amendments

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto;

provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15.                                   Severability

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 16.                                   Governing Law and Jurisdiction

In the event of any dispute under this Agreement, or relating or arising under the employment relationship (a “Dispute”), this Agreement shall be governed by the laws of the State of Colorado.  Each party shall bear its own costs, including attorneys’ fees, and share all costs of the Dispute equally, subject to the following:  nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law (such as, but not necessarily limited to, reasonable attorneys’ fees and dispute resolution related costs and expenses, if allowed by applicable statutory law).

Section 17.                                   Notices

(a)                     Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)                     Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 18.                                   Section Headings; Mutual Drafting

(a)                     The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b)                     The parties are sophisticated and have been represented (or have had the opportunity to be represented) by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith.  As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

Section 19.                                   Entire Agreement

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.  For the avoidance of doubt, this Agreement supersedes and replaces the Employment Agreement in its entirety.

Section 20.                                   Survival of Operative Sections

Upon any termination of Employee’s employment, this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 21.                                   Section 409A

The intent of the parties is that payments and benefits under this Agreement (including the exhibits thereto) comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement (including the exhibits thereto) unless Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement (including the exhibits thereto) shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement (including the exhibits thereto)  during the six-month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or death, if earlier).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimburseable to Employee under this Agreement (including the exhibits thereto) shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement

(and in-kind benefits provided to Employee) during any one year may not effect amounts reimburseable or provided in any subsequent year.  The Agreement (including the exhibits thereto) may be amended in any respect deemed by the Board or the Compensation Committee to be necessary in order to preserve compliance with Section 409A of the Code.

Section 22.                                   Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

[Signatures follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TRIANGLE PETROLEUM CORPORATION

/s/ Jonathan Samuels
By: Jonathan Samuels
Title: President and CEO

EMPLOYEE

/s/ Justin Bliffen
Justin J. Bliffen

Exhibit C

Lock-Up Agreement

September 9, 2014

Triangle Petroleum Corporation

1200 17th St., Suite 2600

Denver, CO 80202

Ladies and Gentlemen:

This Lock-Up Agreement (this “Lock-Up Agreement”) is being delivered to you in connection with the Amended and Restated Employment Agreement, made and entered into on September 9, 2014, by and between Triangle Petroleum Corporation, a Delaware corporation (the “Company”), and Justin J. Bliffen (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement.

In consideration of the execution of the Employment Agreement by you, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that the undersigned will not, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into, or exchangeable for shares of Common Stock, or sell or grant options, rights or warrants with respect to any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, in each case owned by (or issued upon conversion or exchange of securities convertible into or exchangeable for shares of Common Stock owned by) the undersigned on the date of execution of this Lock-Up Agreement, or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, in each case for a period of three years from the date of this Lock-Up Agreement (the “Lock-Up Period”) without the prior consent of a majority of the members of the Board of Directors of the Company, which such majority shall not include the undersigned.

With respect to the undersigned, the restrictions set forth in the preceding paragraph do not apply to (a) sales under existing 10b5-1 trading plans, (b) sales of up to 50,000 shares of common stock in one or more transactions at a price per share that is equal to or exceeds $17.00, (c) sales of up to 75,000 shares of common stock in one or more transactions at a price per share that is equal to or exceeds $22.00, (d) bona fide gifts, provided the recipient thereof agrees in writing with the Company to be bound by the terms of this Lock-Up Agreement, (e) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with the Company to be bound by the terms of this Lock-Up Agreement, (f) exercise of options or stock appreciation rights or conversion or exchange of other securities convertible into or exchangeable for shares of Common Stock, or (f) cashless exercise of options and/or surrender of shares as required or permitted by the Company’s benefit plans to reimburse or pay income tax in connection with the vesting and/or exercise of options, rights or warrants. For purposes of this paragraph, “immediate family” shall mean the undersigned and any spouse, lineal descendent, father, mother, brother or sister of the undersigned.

Notwithstanding anything to the contrary in this Lock-Up Agreement, the Lock-Up Period shall terminate automatically upon a Change in Control or in the event of a termination of the undersigned’s employment due to death or Disability pursuant to Section 9(b) of the Employment Agreement, termination of the undersigned’s employment without Cause pursuant to Section 9(d) of the Employment Agreement, the undersigned’s resignation with Good Reason pursuant to Section 9(e) of the Employment Agreement, and termination of the undersigned’s employment due to non-renewal of the Term of Employment by the Company pursuant to Section 9(g) of the Employment Agreement.

Yours very truly,

Justin J. Bliffen

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